UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/24/2006

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On October 24, 2006, the Leadership and Compensation Committee of the Board of Directors (the "Board") of EarthLink, Inc. (the "Company") amended the EarthLink, Inc. Board of Directors Compensation Plan to provide that effective as of January 1, 2007, each independent director's annual retainer shall be increased from $25,000 to $35,000 and the additional retainer received by the independent Chairman of the Board of the Company shall be increased from $10,000 to $20,000. The independent directors ratified this action on October 25, 2006.

A copy of the amended EarthLink, Inc. Board of Directors Compensation Plan is attached hereto as Exhibit 10.1.

Item 8.01.    Other Events

On October 24, 2006, the Board of the Company, upon recommendation of the Corporate Governance and Nominating Committee, approved an amendment to the Company's Corporate Governance Guidelines. The Corporate Governance Guidelines were amended to provide that a director who receives a greater number of votes "withheld" than votes "for" his or her election in an uncontested election shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Corporate Governance Guidelines.

The provisions regarding withheld votes in an uncontested election that were added to the Corporate Governance Guidelines are included in Exhibit 99.1 attached hereto. The full text of the Corporate Governance Guidelines, as amended, is available at the Company's website at www.earthlink.net.

Item 9.01.    Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.    Description

10.1          EarthLink, Inc. Board of Directors Compensation Plan, as amended.
99.1          Provisions from EarthLink, Inc.'s Corporate Governance Guidelines regarding the policy with respect to withheld votes in an uncontested election.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: October 30, 2006	By:	/s/ Kevin M. Dotts
Kevin M. Dotts
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	EarthLink, Inc. Board of Directors Compensation Plan, as amended.
EX-99.1	Provisions from EarthLink, Inc.'s Corporate Governance Guidelines regarding the policy with respect to withheld votes in an uncontested election.